Exhibit 10.1
TERMINATION AGREEMENT
     This TERMINATION AGREEMENT (this “Termination Agreement”) is made and entered into as of September 5, 2006, between Phelps Dodge Corporation, a New York corporation (“Portugal”), and Inco Limited, a corporation organized and existing under the laws of Canada (“Italy”). With reference to the Combination Agreement, dated as of June 25, 2006, between Portugal and Italy, as amended by the Waiver and First Amendment to Combination Agreement, made and entered into as of July 16, 2006, between Portugal and Italy (as so amended, the “Combination Agreement”), and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Termination Agreement agree as follows:
1.	Pursuant to Section 9.1(a) of the Combination Agreement, the Combination Agreement is hereby terminated and is of no further force or effect, effective as of the date hereof.

2.	In connection with such termination of the Combination Agreement, Italy shall pay to Portugal, in immediately available funds, the amount of US$125 million, on the date hereof.

3.	If an Italy Competing Proposal is consummated on or prior to September 7, 2007, then Italy shall pay to Portugal, within one (1) business day after demand by Portugal, the amount of US$350 million.

4.	Except for the payments contemplated by paragraphs 2 and 3 of this Termination Agreement, Portugal and Italy agree that neither party hereto shall have any obligations to make any other payments to the other party, under Section 9.3 of the Combination Agreement or otherwise, and notwithstanding anything in Section 9.2 of the Combination Agreement to the contrary, each of Portugal and Italy, on behalf of itself and each of its parents, partners, Affiliates and Subsidiaries, and its directors, officers, employees, successors and assigns (collectively, the “Releasing Parties”), hereby irrevocably releases, acquits, forever discharges and covenants not to sue the other, and each and all of its parents, partners, Affiliates and Subsidiaries, and their past and present officers, directors, employees, agents, representatives, attorneys, successors and assigns (collectively, the “Released Parties”) of and from any and all claims, demands and causes of action that the Releasing Parties, severally or jointly with others, had, has or may have against the Released Parties, or any of them by reason of, arising out of or relating to any aspect of the Combination Agreement (collectively, the “Released Claims”), including without limitation any claim relating to any intentional or willful breach of the Combination Agreement. Notwithstanding the foregoing, the Released Claims shall not include any claims, demands or causes of action that arise out of or relate to the Confidentiality Agreements or this Termination Agreement.

5.	Each of Italy and Portugal hereby represents and warrants that: (a) it has full power and authority to enter into this Termination Agreement and to perform its obligations hereunder in accordance with its provisions, (b) it has duly authorized, executed and delivered this Termination Agreement, and (c) this Termination Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

6.	All capitalized terms used herein without being specifically defined are used as defined in the Combination Agreement.

7.	This Termination Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.	This Termination Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Termination Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Termination Agreement and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Termination Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.2 of the Combination Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed by their duly authorized respective officers as of the date first written above.

PHELPS DODGE CORPORATION
By:	/s/ S. David Colton
	Name:	S. David Colton
	Title:	Senior Vice President and General Counsel

INCO LIMITED
By:	/s/ Simon A. Fish
	Name:	Simon A. Fish, Esq.
	Title:	Executive Vice President, General Counsel and Secretary